  Exhibit 10.1

January 7, 2021

Mr. Jay B. Lewis, CPA
9503 Silver Spur Lane
Highlands Ranch, CO 80130

Dear Jay:

ImageWare Systems, Inc. ("ImageWare" or the “Company”) is pleased to offer you the position of Senior Vice President and Chief Financial Officer. We would like your start date to be on Friday, January 8, 2021 and is contingent upon receipt of a satisfactory background check and approval by our Board of Directors. Upon satisfactory background clearance we will promptly prepare an Employment Agreement reflecting the terms and conditions set forth herein.

You will be expected to perform various duties consistent with your position, as provided to you from time-to-time by your supervisor. ImageWare may change your position, duties, and work location from time to time, as it deems necessary. You will report directly to me and it is expected that you will work remote from Colorado on a regular daily basis and will travel to the San Diego office as requested (post travel restrictions from COVID-19).

As compensation for your services, you will be paid $10,000 semi-monthly, less standard payroll deductions and all required withholdings.

You will be eligible for standard ImageWare benefits as in effect from time to time. ImageWare provided benefits become effective the first day of the month following date of hire. In your case, benefits will become effective February 1, 2021. Currently, ImageWare Systems pays 100% of the monthly premium for employee and up to 80% for one eligible dependent enrolled in our medical plan, and 100% of the monthly premium for employee plus one eligible dependent for the dental and vision plans.

As additional compensation for your services, subject to approval by the Board of Directors, you will be awarded not less than 2% of ImageWare’s fully diluted shares to be settled in stock options to purchase common stock, determined in the discretion of the Board of Directors. The exercise price shall be the fair market value of ImageWare’s common stock on the date of grant. Any award shall vest over a three-year period from date of grant as determined when approved by our Board of Directors. One-third of any grant will vest on the first anniversary following the grant date. Thereafter, the remaining portion will vest in equal amounts on a monthly basis over the next 24-months following the first anniversary date. In the event of a change in control of the Company, any award granted to you shall become fully vested.

Once we achieve profitability, you will be considered for an annual bonus upon attainment of agreed upon corporate and personal objectives as determined between you and our Chairman, President, and CEO and approved by Company’s Board of Directors. The bonus amount shall reflect that amount deemed typical for Chief Financial Officers of public companies of similar size and revenue. The framework of the bonus plan is being formulated by myself and Human Resources.

Post any restrictions in place due to COVID-19 pandemic, it is expected that you will relocate to San Diego by late Spring or Summer 2021. To help offset your moving expense, ImageWare will reimburse you up to $15,000 of moving expenses upon submission of applicable receipts.

If you are terminated without "cause" you will receive as severance, continued as semi-monthly payments, or a lump sum within ninety (90) days of termination equal to an aggregate, of twelve (12) months of your base pay then in effect and continued health insurance coverage (medical, dental, and vision under COBRA continuation), then in effect, for up to twelve (12) months following your termination or until you secure other insurance coverage, whichever comes first. The actual timing of payments to be mutually agreed upon at time of such event. However, your receipt of these severance benefits would be contingent upon you signing a mutually acceptable release of any and all claims against the Company arising out of or in connection with your employment with the Company.

For purposes of the Agreement, “Cause” shall be defined as follows: i. an act of fraud, embezzlement, or theft in connection with your duties or in the course of your employment with the Company; ii. willful and gross misconduct which results in material injury to the Company; iii. unauthorized disclosure by you of Company trade secrets or proprietary information; iv. violation, including a plea of nolo contendre by you of any federal, state, or local law, ordinance, rule, or regulation (other than traffic violations or similar offenses); v. any breach by you of corporate fiduciary duties owed to the Company; vi. willful failure or refusal by you to perform the duties required by your position with the Company; vii. refusal by you to assist in litigation, arbitration, or other disputes involving the Company so long as such assistance does not interfere with your ability to perform the duties of your position; or viii conviction of a felony. In the event Company believes “Cause” exists for terminating the Agreement pursuant to this Section, the Company shall give you written notice of the acts or omissions under sections “v” and “vi” above constituting “Cause” (“Cause Notice”), and no termination of the Agreement shall be effective unless and until you fail to cure such acts or omissions within fifteen (15) calendar days after receipt of the Cause Notice.

The Company shall reimburse you for all reasonable expenses incurred in the course of performing your duties under the Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses.

You will be granted three weeks of paid vacation per year.

As an ImageWare employee, you will be expected to abide by ImageWare corporate policies. As a condition of employment, you will be required to sign and comply with the attached Employee Nondisclosure and Invention Assignment Agreement, which among other things, prohibits unauthorized use or disclosure of the proprietary information of ImageWare.

Please understand that all employees at ImageWare are considered to be "at will employees," which means that no guarantee of employment is made or implied. You may terminate your employment with ImageWare at any time and for any reason whatsoever simply by notifying ImageWare. Likewise, ImageWare may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an authorized ImageWare officer.

All employees, with access to customer databases and information, are required to submit to and pass a criminal background investigation. Should an employee, whose essential functions and responsibilities require access to such databases and information, fail to submit to and pass a criminal background investigation that employee’s employment will immediately terminate.

This letter, together with your Employee Nondisclosure and Invention Assignment Agreement, forms complete and exclusive statement of the terms of your employment with ImageWare. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer is subject to satisfactory proof of your right to work in the United States as well as your fulfillment of all other necessary conditions required by state or federal law.

Please sign and date a copy of this letter no later than January 7th, to indicate your acceptance of this offer.

When reporting to your first day of employment, please be prepared to provide satisfactory evidence for eligibility of employment as required by federal law. Failure to provide satisfactory evidence for eligibility of employment may delay your employment status with ImageWare.

We are looking forward to a mutually rewarding relationship and believe in your ability to contribute to the future success of ImageWare. If you have any questions about this offer, please do not hesitate to call.

Sincerely,
ImageWare Systems, Inc.

/s/ Kristin Taylor
Kristin Taylor
Chairman, President, and CEO

Acknowledgement and Acceptance:

I hereby accept the terms of my employment with ImageWare Systems, Inc. as set forth above and acknowledge that my employment with ImageWare Systems, Inc. is at-will.

/s/ Jay B. Lewis
Jay B. Lewis                                                                                                  Date  1/7/2021

Encl.: Employee Nondisclosure and Invention Assignment Agreement